As filed with the Securities and Exchange Commission on June 25, 1999.


                                               Registration No. _______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                                 INNOVACOM, INC.
             (Exact name of registrant as specified in its charter)


              Nevada                                        88-0308568
(State or other jurisdiction of incorporation            (IRS Employer
 or organization)                                       Identification No.)


                       3400 Garrett Drive, Santa Clara, California 95054
                (Address of Principal Executive Office)              (Zip Code)



                       1999 Nonstatutory Stock Option Plan
                1996 Incentive and Nonstatutory Stock Option Plan
               Nonstatutory Stock Options for Eight (8) Directors
               Nonstatutory Stock Options for Four (4) Consultants
         Nonstatutory Stock Options for Thomas Burke (Former President)
                            (Full title of the plans)


                           FRANK J. ALIOTO, President
                                 Innovacom, Inc.
                               3400 Garrett Drive
                          Santa Clara, California 95054
                     (Name and address of agent for service)


                                 (408) 727-2447
          (Telephone number, including area code, of agent for service)

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: |X|


                                  CALCULATION OF REGISTRATION FEE
                                  -------------------------------

                                        Proposed            Proposed
                                        maximum             maximum
Title of securities Amount to be        offering price per  aggregate offering  Amount of
to be registered    registered          share               price               registration fee
------------------- ------------------- ------------------- ------------------- -------------------

Common Stock,
par value $0.001    9,450,000           $0.4141(1)          $3,913,245          $1,088.00
------------------- ------------------- ------------------- ------------------- -------------------



(1) Based on the average high and low price for one share of Common Stock as quoted upon the OTC Bulletin Board on June 22, 1999 pursuant to Rule 457(h)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.

        The following documents filed or to be filed by Innovacom, Inc. (the "Company") pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this registration statement.

        1.     Form 10-KSB for the year ended December 31, 1998;

        2.     Form 10-QSB for the quarter ended March 31, 1999;

        3. The Company's proxy statement for a special meeting to be held on June 11, 1999; and

        4.     Form 10-SB, as amended on March 19, 1999.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.


Item 4.  Description of Securities.

        Not applicable.


Item 5.  Interests of Named Experts and Counsel.

        None.


Item 6.  Indemnification of Directors and Officers.

        The Company has adopted Section 78.751 of the Domestic and Foreign Corporation Laws of the State of Nevada in its bylaws. Section 78.751 states:

               1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

               2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
        Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The Company has entered into indemnification agreements with its officers and directors. Pursuant to the agreements, The Company has agreed to defend and indemnify such officers and directors for all expenses and liabilities for acting as such.

        In addition, the Company carries directors' and officers' insurance pursuant to authority in its Bylaws to maintain a liability insurance policy which insures directors or officers against any liability incurred by them in their capacity as such, or arising out of their status as such.


Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

Exhibit No.

 5.1   Opinion  of  Bartel  Eng Linn &  Schroder,  counsel  to  InnovaCom
10.19  Employment  Agreement with Thomas E. Burke,  dated March 23, 1998 (1)
10.20 1996 Incentive and Nonstatutory Stock Option Plan (originally filed as exhibit 3.1)(2)
10.32  1999 Nonstatutory Stock Option Plan

10.33   Settlement Agreement with Paul Fry
10.34   Settlement Agreement with Scott Thorogood
23.1    Consent of Hein + Associates LLP, independent auditors
23.2    Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5.1
-------------------------------------------------

(1) Previously filed with the Company's Pre-Effective Amendment No. 1 to Registration Statement on form SB-2 filed on April 15, 1998.
(2)     Previously filed with the Company's Form 10-SB on December 12, 1997

Item 9.  Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The  undersigned  registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on June 23, 1999

                                        INNOVACOM, INC.,
                                        a Nevada corporation


                                        By  /s/ FRANK J. ALIOTO
                                            -------------------
                                            Frank J. Alioto
                                            President


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                                                   Date
-------------------------------                                 --------------

/s/ FRANK J. ALIOTO                                              June 23, 1999
---------------------
Frank J. Alioto,
President and Chairman of
the Board of Directors
(Principal Executive Officer)


----------------
Mark C. Koz,
Director

/s/ STANTON R. CREASEY                                           June 23, 1999
------------------------
Stanton R. Creasey,
Chief Financial Officer
(Principal Accounting and Financial Officer)

/s/ TONY LOW                                                     June 23, 1999
-----------------
Tony Low,
Director

/s/ ROBERT SIBTHORPE                                             June 23, 1999
---------------------
Robert Sibthorpe,
Director

/s/ JOHN CHAMPLIN                                                June 23, 1999
-------------------
John Champlin,
Director